File No.: 22064-44

                                December 20, 1996



Cerprobe Corporation
600 South Rockford Drive
Tempe, Arizona  85281

                    Re: Acquisition of C-Route and CompuRoute

Gentlemen:

         We have acted as legal counsel to Cerprobe Corporation ("Cerprobe") in connection with Cerprobe's Registration Statement on Form S-4 (File No. 333-15785) to which this opinion appears as an exhibit (the "Registration Statement"), which includes the Prospectus of Cerprobe (the "Prospectus"). As described in that Prospectus, CompuRoute will merge with and into C-Route (the "CompuRoute Merger") and C-Route will merge with and into Cerprobe (the "Merger") (collectively, the "Mergers").

         In connection with the Mergers, we have been requested to provide our opinion as to certain federal income tax consequences of the Mergers. The facts, as we understand them, are set forth in the Prospectus. All terms contained herein, unless otherwise specified, have the meanings assigned to them in the Prospectus.

         Subject to the assumption that (i) the proposed Mergers will take place as described in the Prospectus, (ii) the shareholders of CompuRoute and C-Route have no present plan or intention to dispose of any of the Cerprobe Common Stock received in the Mergers, and (iii) the fair market value of Cerprobe's Common Stock to be received by the CompuRoute and C-Route shareholders on the effective date of the Mergers will exceed the cash to be received by the CompuRoute and C-Route shareholders, and subject to the further limitations and qualifications set forth below, it is our opinion that under present law for federal income tax purposes, it is more likely than not that:

                  (1) The proposed Mergers will qualify as reorganizations within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (2) Cerprobe will recognize no taxable gain or loss as a result of the proposed Mergers.

                  (3)      The   CompuRoute   and  C-Route   shareholders   will
                           recognize no taxable gain or loss upon the receipt of the Cerprobe Common Stock.

                  (4) The tax basis of the CompuRoute and C-Route stock surrendered in the Mergers will be allocated to the Cerprobe Common Stock received in the Mergers (reduced by any amount allocable to a fractional share interest for which cash is received) but not in excess of the fair market value of the Cerprobe Common Stock received.

Cerprobe Corporation
December 19, 1996
Page 2

                  (5) The holding period of the Cerprobe Common Stock received in the Mergers will include the holding period of the CompuRoute and C-Route stock surrendered in exchange therefor.

                  (6) If any cash is received in lieu of a fractional share of Cerprobe Common Stock, income (or loss) will be recognized in an amount equal to the difference between the cash received and the shareholder's basis in that fractional share.

                  (7) Income or gain will be realized by each CompuRoute and C-Route shareholder with respect to the cash received in the Mergers. Such income or gain will be recognized in an amount equal to the lesser of (a) the income or gain that would have been realized by such shareholder had such shareholder exchanged its CompuRoute or C-Route stock for Cerprobe Common Stock and cash in a taxable transaction, or (b) the amount of cash received.

         With respect to the opinions set forth above, we have examined and relied upon the accuracy and completeness of the facts, covenants, and representations relating to the proposed Mergers and transactions contemplated by the Prospectus and such other documents as we have deemed necessary or appropriate. In addition, we have relied upon certain statements, representations, and covenants by CompuRoute and C-Route stockholders, and our opinion is conditioned, among other things, upon the initial and continued accuracy of those statements, representations, and covenants, as well as upon facts, covenants, and representations set forth in the documents referred to above.

         We render the foregoing opinion in our capacity as attorneys admitted to practice law in the State of Arizona. We do not opine or purport to opine in any manner to the extent that involves the laws of any jurisdiction other than the United States of America. You should be aware that the foregoing opinion is not binding upon the Internal Revenue Service or courts and represents only our good faith evaluations of the provisions of the Code and applicable Treasury regulations promulgated thereunder, published rulings of the Internal Revenue Service and court decisions, any of which could be changed or overruled at a future date with retroactive effect. In rendering the foregoing opinion, we have relied upon those authorities available to us as of the business day preceding the day of this letter, and we assume no responsibility for changes in applicable law occurring after such date.

         We hereby consent to any reference to our firm in the Registration Statement and the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,


                                    O'Connor, Cavanagh, Anderson,
                                    Killingsworth & Beshears